Exhibit 99.1

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2015
THIRD QUARTER RESULTS

Reduces Fiscal 2015 Adjusted(1) EPS Estimate Range to $3.00 to $3.25

Declares Quarterly Cash Dividend of $0.17 per share

Highlights Strong Recovery Expected in Defense Segment in Fiscal 2016

OSHKOSH, WI — (July 30, 2015) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2015 third quarter net income of $89.9 million, or $1.13 per diluted share, compared to $105.1 million, or $1.22 per diluted share, in the third quarter of fiscal 2014. Fiscal 2014 third quarter adjusted(1) net income was $105.7 million, or $1.23 per diluted share, excluding an after-tax, other post employment benefits (OPEB) curtailment gain of $6.2 million related to announced workforce reductions in the Company’s defense segment and after-tax costs of $6.8 million resulting from a reduction in eligible OPEB costs under historical cost-plus government contracts.   As expected, fiscal 2015 third quarter results were positively impacted by $0.09 per share due to tax audit settlements and expiration of statutes of limitations and negatively impacted compared to the prior year quarter by $0.11 per share from currency translation, particularly the euro and Australian dollar, which declined against the U.S. dollar. Comparisons in this press release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2015 were $1.61 billion, a decrease of 16.6 percent compared to the prior year third quarter. Significantly lower defense segment sales, as expected, and lower access equipment segment sales contributed to the lower sales levels.  On a constant currency basis, sales decreased 14.7 percent compared to the third quarter of fiscal 2014.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated operating income in the third quarter of fiscal 2015 was $136.6 million, or 8.5 percent of sales, compared to $174.3 million, or 9.0 percent of sales, in the prior year third quarter. Fiscal 2014 third quarter adjusted(1) consolidated operating income was $175.3 million, or 9.0% of sales, excluding before-tax OPEB adjustments that netted to $1.0 million.  Lower operating income in the Company’s access equipment and defense segments on lower sales during the third quarter of fiscal 2015 resulted in the lower consolidated operating income.

“We are reducing our full year 2015 expectations for adjusted(1) EPS to a range of $3.00 to $3.25 based on lower expected sales in our access equipment segment,” said Charles L. Szews, Oshkosh Corporation Chief Executive Officer.  “While we are adjusting our access equipment segment expectations, we are confident in the overall strength of our business and expect improved financial performance in fiscal 2016 led by a strong recovery in our defense segment.

“Our access equipment segment sales fell short of our expectations for the third quarter, normally our seasonally best quarter, due to heavy rains in May disrupting construction projects across the Southern U.S., cautious order patterns arising from uncertain rental market conditions, including the impact of lower oil and gas prices on rental demand for access equipment, and to a much lesser extent, delays with several new product launches,” added Szews.  “While these launch issues are largely behind us, they impacted our sales and manufacturing costs in the quarter.

“We believe the fundamental drivers for access equipment demand remain solid.  Specifically, we believe slowly rising residential and non-residential construction in the U.S. will continue to drive rental fleet demand for access equipment, and that rental company metrics will remain strong.  However, we now believe that a shortened construction season in the U.S. due to severe weather over the last two quarters along with the impact of lower oil and gas prices on rental fleet utilization are leading U.S. rental companies to reduce access equipment purchases compared to our earlier expectations for fiscal 2015.  Further, we now expect an approximate  5% - 10% sales decline in our access equipment segment in fiscal 2016 as we do not expect improving construction demand to fully offset anticipated reduced replacement demand resulting from very low industry purchases during 2009 and 2010.

“Our other segments met our expectations in the third quarter.  In particular, our commercial and fire & emergency segments performed well in the quarter with each reporting higher revenue, operating income and backlog.

“There were a number of important developments in our defense segment over the last two months that support our belief that the segment will return to meaningful growth in fiscal 2016.  We recently received large contract orders under the Family of Medium Tactical Vehicle (FMTV) and Family of Heavy Tactical Vehicle (FHTV) programs.  The signing of a new FHTV five-year recapitalization contract led to a re-start of production of those units in late June.  We also made important progress this quarter in our pursuit of a significant quantity of international Mine Resistant Ambush Protected — All Terrain Vehicles (M-ATVs) for sales in fiscal 2016 and beyond.

“Yesterday, we submitted our Final Proposal Revisions for the Joint Light Tactical Vehicle (JLTV) program which, if awarded to Oshkosh, would represent an important development for the long-term stability and profitability of our defense segment.  Oshkosh’s superior JLTV offering provides next generation mobility and survivability for U.S. troops at a fair value and is ready to enter production today in response to any conflict,” concluded Szews.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales declined 10.3 percent to $932.6 million for the third quarter of fiscal 2015. A slowdown in the order rate in North America was the primary driver of lower shipments in the quarter along with, to a lesser extent, delays in new product launches. The strengthening U.S. dollar also negatively impacted access equipment segment sales by $33.4 million. On a constant currency basis, sales decreased 7.0 percent.

Access equipment segment operating income decreased 18.2 percent to $136.4 million, or 14.6 percent of sales, for the third quarter of fiscal 2015 compared to $166.8 million, or 16.0 percent of sales, in the third quarter of fiscal 2014. The decrease in operating income was primarily the result of lower sales volume, unfavorable currency impacts of $6.9 million and production inefficiencies related to challenges with several new product launches, offset in part by lower incentive compensation expense.

Defense — Defense segment sales for the third quarter of fiscal 2015 decreased 58.7 percent to $194.2 million. The decrease in sales was primarily due to expected lower sales to the U.S. Department of Defense (DoD) stemming from the break in production under the FHTV program and lower FMTV requirements, as well as the absence of international sales of M-ATVs.

The defense segment recorded an operating loss of $7.1 million, or (3.7) percent of sales, for the third quarter of fiscal 2015 compared to operating income of $19.1 million, or 4.1 percent of sales, in the third quarter of fiscal 2014. Excluding OPEB adjustments, adjusted(1) operating income was $20.1 million, or 4.2 percent of sales, in the third quarter of fiscal 2014.  The decrease in operating income was largely due to the lower sales volume, partially offset by lower operating expenses.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2015 increased 6.6 percent to $199.8 million. The increase in sales primarily reflected higher content fire apparatus units and higher aircraft rescue and firefighting vehicle shipments.  Sales in the third quarter of fiscal 2014 were adversely impacted as several high volume international orders moved to the fourth quarter of fiscal 2014 because of back-ups at ports and other logistical issues.

Fire & emergency segment operating income increased 55.5 percent to $9.6 million, or 4.8 percent of sales, for the third quarter of fiscal 2015 compared to $6.2 million, or 3.3 percent of sales, in the third quarter of fiscal 2014. Higher sales volume was the largest contributor to the increase in operating income.

Commercial — Commercial segment sales increased 18.9 percent to $294.0 million in the third quarter of fiscal 2015. The increase in sales was primarily attributable to higher refuse collection vehicle unit volumes and the sale of higher content concrete mixer units, including units with both chassis and bodies.

Commercial segment operating income increased 12.9 percent to $22.4 million, or 7.6 percent of sales, for the third quarter of fiscal 2015 compared to $19.9 million, or 8.0 percent of sales, in the third quarter of fiscal 2014. The increase in operating income was primarily a result of higher sales volume, offset in part by investments in MOVE initiatives.

Corporate — Corporate operating expenses decreased $13.0 million to $24.7 million for the third quarter of fiscal 2015. The decrease in corporate operating expenses in the third quarter of fiscal 2015 was primarily due to lower incentive compensation expense as a result of lower expected earnings.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $1.1 million to $12.6 million in the third quarter of fiscal 2015, largely as a result of the benefit of lower interest rates on the Company’s senior notes refinanced in the second quarter of fiscal 2015.

Provision for Income Taxes — The Company recorded income tax expense of $34.8 million in the third quarter of fiscal 2015, or 28.1 percent of pre-tax income. This compares to $56.0 million, or 34.7 percent of pre-tax income, in the third quarter of fiscal 2014. The Company recorded a $7.5 million reduction of income tax reserves in the third quarter of fiscal 2015 related to settlement of tax audits and expiration of statutes of limitations.

Share Repurchases — Earnings per share in the third quarter of fiscal 2015 improved $0.09 compared to the prior year third quarter as a result of share repurchases completed during the  previous twelve months.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2015 of $4.52 billion and net income of $179.2 million, or $2.25 per share. This compares with net sales of $5.14 billion and net income of $231.5 million, or $2.68 per share, in the first nine months of the prior year. Consolidated net sales in the first nine months of fiscal 2015 declined 12.1 percent on significantly lower defense segment sales. On a constant currency basis, sales decreased 10.7 percent compared to the first nine months of fiscal 2014. Adjusted(1) earnings for the first nine months of fiscal 2015 were $186.4 million, or $2.34 per share, as compared to adjusted(1) earnings of $229.6 million, or $2.66 per share, in the first nine months of fiscal 2014. Improved operating income results in the Company’s fire & emergency and commercial segments and lower corporate expenses were not sufficient to offset the impact of lower results in the Company’s defense and access equipment segments. Adjusted operating income for the first nine months of fiscal 2015 was negatively impacted by $13.1 million as a result of the strengthening U.S. dollar. Earnings per share in the first nine months of fiscal 2015 improved $0.17 compared to the prior year period as a result of lower average diluted shares outstanding as a result of share repurchases completed during the previous twelve months. Earnings per share for the first nine months of fiscal 2015 were negatively impacted by $0.11 as a result of the strengthening U.S. dollar.

Fiscal 2015 Expectations

The Company is reducing its most recent fiscal 2015 adjusted(1) earnings per share estimate range of $3.75 to $4.00, down to $3.00 to $3.25 on projected lower net sales of approximately $6.1 billion.   The decline in the Company’s fiscal 2015 estimates is driven by a lowered outlook for results in its access equipment segment.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.17 per share of Common Stock. The dividend will be payable on August 31, 2015 to shareholders of record as of August 17, 2015.

Conference Call

The Company will comment on its fiscal 2015 third quarter earnings and its full-year fiscal 2015 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the Company’s estimates of access equipment demand; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a JLTV production contract award and finalize international contracts for a significant quantity of M-ATVs, with sales beginning in fiscal 2016; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$1,612.3	$1,932.4	$4,519.8	$5,140.5
Cost of sales	1,328.3	1,585.5	3,730.3	4,247.3
Gross income	284.0	346.9	789.5	893.2

Operating expenses:
Selling, general and administrative	134.2	158.7	437.5	461.4
Amortization of purchased intangibles	13.2	13.9	40.0	41.6
Total operating expenses	147.4	172.6	477.5	503.0
Operating income	136.6	174.3	312.0	390.2

Other income (expense):
Interest expense	(13.2)	(14.1)	(56.4)	(57.3)
Interest income	0.6	0.4	2.0	1.4
Miscellaneous, net	(0.2)	0.8	(0.2)	(0.4)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	123.8	161.4	257.4	333.9
Provision for income taxes	34.8	56.0	80.5	103.6
Income before equity in earnings (losses) of unconsolidated affiliates	89.0	105.4	176.9	230.3
Equity in earnings (losses) of unconsolidated affiliates	0.9	(0.3)	2.3	1.2
Net income	$89.9	$105.1	$179.2	$231.5

Amounts available to common shareholders, net of tax:
Net income	$89.9	$105.1	$179.2	$231.5
Allocated to participating securities	(0.2)	(0.4)	(0.4)	(0.9)
Net income available to common shareholders	$89.7	$104.7	$178.8	$230.6

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Earnings per share attributable to common shareholders:
Basic	$1.15	$1.24	$2.28	$2.72
Diluted	1.13	1.22	2.25	2.68

Basic weighted-average shares outstanding	78,117,876	84,635,817	78,327,982	84,666,189
Dilutive stock options and other equity-based compensation awards	1,185,651	1,489,220	1,131,081	1,509,735
Participating restricted stock	(119,450)	(215,972)	(114,641)	(205,065)
Diluted weighted-average shares outstanding	79,184,077	85,909,065	79,344,422	85,970,859

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$46.2	$313.8
Receivables, net	1,012.0	974.9
Inventories, net	1,352.2	960.9
Deferred income taxes, net	69.6	66.3
Prepaid income taxes	20.2	22.7
Other current assets	43.8	45.7
Total current assets	2,544.0	2,384.3
Investment in unconsolidated affiliates	16.6	21.1
Property, plant and equipment:
Property, plant and equipment	1,065.9	988.3
Accumulated depreciation	(610.2)	(582.8)
Property, plant and equipment, net	455.7	405.5
Goodwill	1,002.0	1,025.5
Purchased intangible assets, net	619.6	657.9
Other long-term assets	91.3	92.4
Total assets	$4,729.2	$4,586.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$40.0	$20.0
Accounts payable	640.5	586.7
Customer advances	399.4	310.1
Payroll-related obligations	112.7	147.2
Accrued warranty	78.6	91.2
Other current liabilities	194.2	156.4
Total current liabilities	1,465.4	1,311.6
Long-term debt, less current maturities	860.0	875.0
Deferred income taxes, net	121.2	125.0
Other long-term liabilities	285.0	290.1
Commitments and contingencies
Shareholders’ equity	1,997.6	1,985.0
Total liabilities and shareholders’ equity	$4,729.2	$4,586.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2015	2014
Operating activities:
Net income	$179.2	$231.5
Depreciation and amortization	94.1	95.2
Stock-based compensation expense	16.4	15.8
Deferred income taxes	(7.1)	(39.2)
Foreign currency transaction (gains) losses	7.9	(3.8)
Other non-cash adjustments	5.9	6.3
Changes in operating assets and liabilities	(333.0)	(236.4)
Net cash provided (used) by operating activities	(36.6)	69.4

Investing activities:
Additions to property, plant and equipment	(100.0)	(54.6)
Additions to equipment held for rental	(19.8)	(15.9)
Acquisition of business, net of cash acquired	(8.8)	—
Contribution to rabbi trust	—	(1.9)
Proceeds from sale of equipment held for rental	25.5	5.5
Other investing activities	(0.7)	(1.0)
Net cash used by investing activities	(103.8)	(67.9)

Financing activities:
Repayment of long-term debt	(265.0)	(705.0)
Proceeds from issuance of long-term debt	250.0	650.0
Proceeds under revolving credit facility	20.0	—
Repurchases of Common Stock	(88.1)	(152.8)
Debt issuance costs	(15.5)	(19.1)
Proceeds from exercise of stock options	7.3	50.4
Dividends paid	(40.0)	(38.1)
Excess tax benefit from stock-based compensation	4.3	6.1
Net cash used by financing activities	(127.0)	(208.5)

Effect of exchange rate changes on cash	(0.2)	(0.8)
Decrease in cash and cash equivalents	(267.6)	(207.8)
Cash and cash equivalents at beginning of period	313.8	733.5
Cash and cash equivalents at end of period	$46.2	$525.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	June 30, 2015			June 30, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$542.7	$—	$542.7	$558.1	$—	$558.1
Telehandlers	221.4	—	221.4	324.4	—	324.4
Other	168.5	—	168.5	156.7	—	156.7
Total access equipment	932.6	—	932.6	1,039.2	—	1,039.2

Defense	191.1	3.1	194.2	470.6	0.1	470.7

Fire & emergency	195.0	4.8	199.8	177.5	10.0	187.5

Commercial
Concrete placement	158.0	—	158.0	138.0	—	138.0
Refuse collection	103.6	—	103.6	73.5	—	73.5
Other	32.0	0.4	32.4	33.6	2.2	35.8
Total commercial	293.6	0.4	294.0	245.1	2.2	247.3
Intersegment eliminations	—	(8.3)	(8.3)	—	(12.3)	(12.3)
Consolidated net sales	$1,612.3	$—	$1,612.3	$1,932.4	$—	$1,932.4

	Nine Months Ended
	June 30, 2015			June 30, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,252.5	$—	$1,252.5	$1,295.6	$—	$1,295.6
Telehandlers	891.5	—	891.5	841.8	—	841.8
Other	487.1	—	487.1	436.4	—	436.4
Total access equipment	2,631.1	—	2,631.1	2,573.8	—	2,573.8

Defense	617.9	4.3	622.2	1,436.2	0.2	1,436.4

Fire & emergency	549.1	20.6	569.7	513.4	28.2	541.6

Commercial
Concrete placement	355.1	—	355.1	313.1	—	313.1
Refuse collection	269.9	—	269.9	214.9	—	214.9
Other	96.7	3.4	100.1	89.1	5.1	94.2
Total commercial	721.7	3.4	725.1	617.1	5.1	622.2
Intersegment eliminations	—	(28.3)	(28.3)	—	(33.5)	(33.5)
Consolidated net sales	$4,519.8	$—	$4,519.8	$5,140.5	$—	$5,140.5

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating income (loss):
Access equipment	$136.4	$166.8	$350.5	$373.7
Defense	(7.1)	19.1	(9.3)	78.4
Fire & emergency	9.6	6.2	20.1	14.1
Commercial	22.4	19.9	43.4	35.5
Corporate	(24.7)	(37.7)	(92.8)	(111.4)
Intersegment eliminations	—	—	0.1	(0.1)
Consolidated	$136.6	$174.3	$312.0	$390.2

	June 30,
	2015	2014
Period-end backlog:
Access equipment	$394.9	$487.4
Defense	1,216.6	879.8
Fire & emergency	761.1	537.7
Commercial	218.0	206.7
Consolidated	$2,590.6	$2,111.6

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted defense operating income (loss) (non-GAAP)	$(7.1)	$20.1	$(12.7)	$83.5
Pension and OPEB curtailment	—	9.7	3.4	5.6
Contract pricing adjustment for OPEB costs	—	(10.7)	—	(10.7)
Defense operating income (loss) (GAAP)	$(7.1)	$19.1	$(9.3)	$78.4

Adjusted operating income (non-GAAP)	$136.6	$175.3	$308.6	$395.3
Pension and OPEB curtailment	—	9.7	3.4	5.6
Contract pricing adjustment for OPEB costs	—	(10.7)	—	(10.7)
Operating income (GAAP)	$136.6	$174.3	$312.0	$390.2

Adjusted net income (non-GAAP)	$89.9	$105.7	$186.4	$229.6
Reduction of valuation allowance on net operating loss carryforward	—	—	—	12.1
Pension and OPEB curtailment, net of tax	—	6.2	2.1	3.6
Contract pricing adjustment for OPEB costs, net of tax	—	(6.8)	—	(6.8)
Debt extinguishment costs, net of tax	—	—	(9.3)	(7.0)
Net income (GAAP)	$89.9	$105.1	$179.2	$231.5

Adjusted earnings per share-diluted (non-GAAP)	$1.13	$1.23	$2.34	$2.66
Reduction of valuation allowance on net operating loss carryforward	—	—	—	0.14
Pension and OPEB curtailment, net of tax	—	0.07	0.03	0.04
Contract pricing adjustment for OPEB costs, net of tax	—	(0.08)	—	(0.08)
Debt extinguishment costs, net of tax	—	—	(0.12)	(0.08)
Earnings per share-diluted (GAAP)	$1.13	$1.22	$2.25	$2.68

	Fiscal 2015 Expectations
	Low	High

Adjusted earnings per share-diluted (non-GAAP)	$3.00	$3.25
OPEB curtailment gain, net of tax	0.03	0.03
Debt extinguishment costs, net of tax	(0.12)	(0.12)
Earnings per share-diluted (GAAP)	$2.91	$3.16

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